Exhibit 10.3(l)
IBERIABANK CORPORATION
STOCK OPTION AGREEMENT

This Stock Option Agreement (the “Agreement”) is entered into by and between IBERIABANK Corporation (“IBKC” or the “Company”) and _______________ (the “Optionee”), in accordance with the terms of the above referenced IBERIABANK Corporation Stock Incentive Plan (the “Plan”). Capitalized terms shall have the same meaning as set forth in the Plan, unless the context clearly indicates otherwise.
1. Grant of Option
1.1IBKC hereby grants to the Optionee effective ____________ (the “Date of Grant”), the option to purchase up to ____________ Shares of Common Stock (the “Option”) at an exercise price of per share (the “Exercise Price”). The Option shall vest, become exercisable and expire as provided in Section 2 below.
1.2The Option is intended to be treated as an incentive stock option (an “ISO”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), unless designated above as a nonqualified stock option (a “NQ Stock Option”). If the Option is designated as an ISO and is not eligible for such treatment, the ineligible portion shall be treated as a NQ Stock Option.
2.Time of Exercise
2.1Subject to the provisions of the Plan and this Agreement, the Optionee shall be entitled to exercise the Option as follows:

Anniversary of Date of Grant	Percentage of Total Shares Of Common Stock Subject to Option Which May be Exercised

2.2The Option shall expire and may not be exercised later than ten years following the Date of Grant.

2.3Notwithstanding the foregoing, the Option shall become accelerated and immediately exercisable in the event of the Optionee’s termination of employment as a result of death or Disability and in the event of a Change in Control as provided in Section 13(c) of the Plan.
2.4The Option shall be exercised in the manner set forth in the Plan. The exercise price may be paid in cash, check, Shares or through a cashless exercise program through a broker, all on the terms provided in the Plan.
3.Conditions for Exercise of Option
3.1During the Optionee’s lifetime, the Option may be exercised only by the Optionee or by the Optionee’s guardian or legal representative. The Option must be exercised while the Optionee is employed by IBKC, or in the event of a termination of employment, for such period following termination under certain circumstances, as may be provided in Section 6 of the Plan. Notwithstanding the foregoing, no Option may be exercised more than ten years following the Date of Grant.
3.2In the event the Optionee is discharged from the employ of IBKC or a subsidiary company for Cause, as defined in the Plan, the Optionee shall forfeit the right to exercise any portion of this Option, which shall be immediately null and void.
4.Additional Conditions
Anything in this Agreement to the contrary notwithstanding, if at any time IBKC further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant to the exercise of an Option is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to IBKC.
5.Taxes
5.1IBKC may make such provisions as it may deem appropriate for the withholding of any federal, state and local taxes that it determines are required to be withheld on the exercise of the Option. By accepting this Option award, the Optionee agrees that he or she is solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code) and that IBKC shall not have any obligation whatsoever to pay such taxes.

5.2The Optionee may, but is not required to, satisfy his or her withholding tax obligation in whole or in part by electing (the “Election”) to have IBKC withhold, from the Shares he or she otherwise would receive upon exercise of the Option, Shares of Common Stock having a value equal to the minimum amount required to be withheld. The value of the Shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (the “Tax Date”). Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election or may suspend or terminate the right to make Elections, except that, notwithstanding the terms of the Plan, if the Optionee is an Executive Officer or is otherwise subject to Section 16 of the Securities Exchange Act of 1934, as amended, the right to make an Election may not be disapproved, terminated or suspended. In the absence of any other arrangement, an Optionee who is an Executive Officer will be deemed to have elected to have Shares withheld to satisfy withholding taxes as provided herein.
6.Conditions for ISO Treatment
6.1The Optionee understands that, to the extent this Option is intended to qualify as an ISO, in order to obtain the benefits of an ISO, no sale or other disposition may be made of Shares for which ISO treatment is desired within one (1) year following the date of exercise of the Option or within two (2) years from the Date of Grant. The Optionee understands and agrees that the Company shall not be liable or responsible for any additional tax liability the Optionee incurs in the event that the Internal Revenue Service for any reason determines that this Option does not qualify as an ISO within the meaning of the Code.
6.2If the Optionee disposes of the Shares of Common Stock prior to the expiration of either two (2) years from the Date of Grant or one (1) year from the date the Shares are transferred to the Optionee pursuant to the exercise of the Option (a "Disqualifying Disposition"), the Optionee shall notify the Company in writing within thirty (30) days after such disposition of the date and terms of such disposition. The Optionee also agrees to provide the Company with any information concerning any such dispositions as the Company requires for tax purposes.
7.Binding Effect
This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and successors.
8.Inconsistent Provisions
The Option granted hereby is subject to the provisions of the Plan. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control.

9.Adjustments to Option
Appropriate adjustments shall be made to the number and class of Shares of Common Stock subject to the Option and to the exercise price in accordance with Section 13 of the Plan.
10.Termination of Option
The Committee, in its sole discretion, may terminate the Option. However, no termination may adversely affect the rights of the Optionee to the extent that the Option is currently vested on the date of such termination.
11.Treatment upon Death
The Optionee may elect to designate a beneficiary to exercise the Option following the Optionee’s death, but in the absence of such a designation, this right will devolve to whomever acquires the Option under the applicable laws of descent or distribution.
12.Notices
Any notice or communication required or permitted by any provision of this Agreement to be given to Optionee shall be in writing or by electronic means as set forth in Section 17 and, if in writing, shall be delivered personally or sent by certified mail, return receipt requested, addressed to the Optionee at the last address that the Company had for the Optionee on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Option. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed or electronically delivered to the Optionee.
13.Modifications
This Agreement may be modified or amended at any time, provided that the Optionee must consent in writing or by electronic means to any modification that adversely alters or impairs any vested rights or obligations under this Option.
14.Headings
Section and other headings contained in this Option Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Option or any provision hereof.
15.Severability
Every provision of this Option and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

16.Governing Law
The laws of the State of Louisiana shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.
17. Electronic Delivery; Acceptance of Agreement
17.1    IBKC may, in its sole discretion, deliver any documents related to the Optionee’s current or future participation in the Plan by electronic means or request the Optionee’s consent to participate in the Plan by electronic means. By accepting the terms of this Agreement, the Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by IBKC or a third party designated by IBKC.

17.2    The Optionee must expressly accept the terms and conditions of this Agreement by electronically accepting this Agreement in a timely manner. If the Optionee does not accept the terms of this Agreement, this Option Award is subject to cancellation.

* * * * * * * * * * * * *

By clicking the “Accept” button, the Optionee represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Optionee has reviewed the Plan and this Agreement in their entirety and fully understands all provisions of this Agreement. The Optionee agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

PLEASE PRINT AND KEEP A COPY FOR YOUR RECORDS